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                                                                     EXHIBIT 5.1

                               VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                              2800 SAND HILL ROAD
                             MENLO PARK, CA. 94025

                               September 22, 2000

Accrue Software, Inc.
48634 Milmont Drive
Fremont, CA 94538-7353

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 22, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 974,273 shares of your Common Stock (the "Shares"). As your legal counsel, we have examined the proceedings taken in connection with the sale of the Shares to the Selling Stockholder and are familiar with the proceeding proposed to be taken by you, and the Selling Stockholder in connection with the sale of the Shares under the Registration Statement.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever it appears in the Registration Statement and any amendments to it.

                                          Sincerely,

                                          VENTURE LAW GROUP
                                          A Professional Corporation

                                          /s/ Venture Law Group

JVB